Exhibit 99.1

Sovereign Bancorp, Inc. Announces James D. Hogan's Retirement Effective April
    2005; Mark R. McCollom Appointed Chief Financial Officer Upon Hogan's
                                  Retirement

    PHILADELPHIA, Nov. 29 /PRNewswire-FirstCall/ -- Sovereign Bancorp, Inc. ("Sovereign") (NYSE: SOV), parent company of Sovereign Bank ("Bank"), today announced that James D. Hogan will be retiring April 30, 2005. Hogan, currently Sovereign's Chief Financial Officer, joined Sovereign in April of 2001 with responsibilities for all financial, accounting and treasury functions. Prior to joining Sovereign, Hogan was Executive Vice President and Controller of Firstar Bancorp. Hogan, a Certified Public Accountant, is a member of the Financial Managers Society and serves on the Boards of the United Way of Berks County, the Reading Public Museum Foundation and the YMCA of Reading. "Jim joined Sovereign just after the integration of the Fleet/BankBoston branch acquisition. Through Jim's dedication and leadership, Sovereign's growth and profitability has exceeded all our corporate goals," commented Jay S. Sidhu, Sovereign's Chairman and CEO. "We wish Jim the best in his retirement, it has been a pleasure working with him," continued Sidhu. "It has been a pleasure to work with the excellent management team at Sovereign. Although my wife and I look forward to retirement, we will truly miss dealing with the high quality people throughout the Sovereign footprint," commented Hogan.
    At the time of Hogan's retirement, Mark R. McCollom will succeed Hogan as Sovereign's Chief Financial Officer. McCollom, 40, is currently Chief Financial Officer of Sovereign Bank, Managing Director of Strategic Planning and Chief Accounting Officer of Sovereign. McCollom joined Sovereign in April of 1996 as Vice President and Corporate Development Officer of Sovereign Bank and was later named Chief Accounting Officer of Sovereign. Most recently, McCollom has been responsible for strategic planning, mergers and acquisitions, investor relations, financial reporting, profitability and budgeting, and facilities. Previously, McCollom has also had responsibility for accounting, tax, and corporate insurance functions within the company. In addition to his current responsibilities, McCollom will be responsible for all other accounting, finance and treasury functions as Sovereign's Chief Financial Officer. Effective February 2005, McCollom will relinquish his role as Chief Accounting Officer when Thomas D. Cestare joins the company in that role. "Mark has been with Sovereign during the most rapid period of growth in the company's history and over that time he has contributed significantly to the achievement of Sovereign's financial management targets. I am confident Sovereign will be successful in achieving our future financial goals under Mark's direction and leadership," stated Sidhu. McCollom, a Certified Public Accountant and a graduate of Penn State University, is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants, and serves on the CFO's Council of the Financial Services Roundtable.
    Sovereign Bancorp, Inc., ("Sovereign") (NYSE: SOV), is the parent company of Sovereign Bank, pro forma a $60 billion financial institution with more than 650 community banking offices, over 1,000 ATMs and approximately 9,500 team members in Connecticut, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Rhode Island. In addition to full-service retail banking, Sovereign offers a broad array of financial services and products including business and corporate banking, cash management, capital markets, trust and wealth management and insurance. Pro forma for pending acquisitions, Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit http://www.sovereignbank.com or call 1-877-SOV-BANK.

    Note:
    This press release contains statements of Sovereign's strategies, plans and objectives for 2004 and beyond. These statements constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the strategies, plans and objectives discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; Sovereign's ability in connection with any acquisition to complete such acquisition and to successfully integrate assets, liabilities, customers, systems and management personnel Sovereign acquires into its operations and to realize expected cost savings and revenue enhancements within expected time frame; the possibility that expected one-time merger-related charges are materially greater than forecasted or that final purchase price allocations based on the fair value of acquired assets and liabilities and related adjustments to yield and/or amortization of the acquired assets and liabilities at any acquisition date are materially different from those forecasted; other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, integrations, pricing, products and services; and Sovereign's ability to realize the anticipated benefit of appointing a new Chief Financial Officer.

SOURCE  Sovereign Bancorp, Inc.
    -0-                             11/29/2004
    /CONTACT: FINANCIAL: Jim Hogan, +1-610-320-8496, or jhogan@sovereignbank.com, or Mark McCollom, +1-610-208-6426, or mmccollo@sovereignbank.com, or Stacey Weikel, +1-610-208-6112, or sweikel@sovereignbank.com; or MEDIA: Ed Shultz, +1-610-378-6159, or eshultz1@sovereignbank.com, all of Sovereign Bancorp/
    /Web site:  http://www.sovereignbank.com /
    (SOV)

CO:  Sovereign Bancorp, Inc.
ST:  Pennsylvania
IN:  FIN
SU:  PER